Exhibit 2.3

FIRST AMENDMENT TO STOCK RESERVATION AGREEMENT

THIS FIRST AMENDMENT TO STOCK RESERVATION AGREEMENT (this “Amendment”) is entered into, as of this 7th day of October, 2022 (the “Effective Date”), by and among Mullen Automotive, Inc. (the “Purchaser”); Bollinger Motors, Inc., a Delaware corporation (“Company”); Robert Bollinger in his individual capacity (“Bollinger”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Transfer Agent”).

RECITALS

WHEREAS, the Purchaser, Company and Bollinger entered into a Common Stock Purchase Agreement, dated as of September 7, 2022 (“SPA”), pursuant to which Purchaser purchased 282,825 shares of the common stock of the Company (the “Company Common Stock”), representing 31.17% of the applicable equity ownership interests in the Company on a fully diluted basis (after giving effect to the conversion or exercise of any outstanding debt and equity securities or equivalents);

WHEREAS, the SPA is being amended pursuant to a first amendment (the “SPA Amendment”) simultaneously with the execution of this Amendment to, among other things, provide that the Reserved Shares may be released from reservation upon additional circumstances.

WHEREAS pursuant to Section 1.3(d) of the SPA, immediately prior to the closing of the SPA, Purchaser entered into the Stock Reservation Agreement, dated as of September 7, 2022 (the “Stock Reservation Agreement”), by and among, the Purchaser, the Company, Bollinger and the Transfer Agent, pursuant to which the Purchaser instructed the Transfer Agent to reserve for issuance, in the name of the Company, shares of common stock of the Purchaser, par value $0.001 per share, pursuant to Section 1.3(d) of the SPA as collateral for payments to be made under Section 1.3(c) of the SPA; and

WHEREAS, the parties hereto mutually desire to amend the Stock Reservation Agreement as herein set forth and are executing and delivering this Amendment for such purpose.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Recitals. The foregoing recitals are true and correct and are hereby incorporated into this Amendment for all purposes. Any capitalized term used in this Amendment and not defined herein shall have the meaning assigned to such term in the Stock Reservation Agreement.

2.            Amendment to Section 2.4. The following text is hereby added after the last sentence in Section 2.4 of the Stock Reservation Agreement:

Notwithstanding anything contained in this Agreement to the contrary, in no event shall the number of shares of the Purchaser Stock to be issued pursuant to the Secondary SPAs plus the number of the Reserved Shares, as adjusted from time pursuant to this Section 2.4, exceed 19.99% of the Purchaser’s issued and outstanding common stock immediately prior to the closing of the transactions contemplated in the SPA and the Secondary SPAs (the “Share Cap”). For the avoidance of doubt, the parties agree that any adjustments required to be made to ensure compliance with the immediately preceding sentence shall be made to the number of Reserved Shares only. In addition, if an upward adjustment of the Reserved Shares pursuant to this Section 2.4 is ever limited because of the Share Cap (a “Share Cap Limitation Event”), then upon such Share Cap Limitation Event, Purchaser shall upward adjust the Reserved Shares in accordance with this Section 2.4 to the Share Cap and shall be prohibited during the remainder of the term of this Agreement from any downward adjustment pursuant to this Section 2.4 (unless such downward adjustment is required to meet the Share Cap at which point such downward adjustment will only be made to the number of Reserved Shares necessary to comply with the Share Cap, such required downward adjustment, the “Share Cap Compliance Adjustment”) until all Installment Payments have been made to the Company. If a Share Cap Limitation Event has occurred, the parties agree that, after each Installment Payment is made, review of a potential adjustment pursuant to this Section 2.4 will occur with each Installment Payment and that, in accordance with the immediately previous sentence and subject to any necessary Share Cap Compliance Adjustment, only an upward adjustment to the number of Reserved Shares up to the Share Cap would be permissible.

3.            Amendment to Section 3.1. The parties hereto acknowledge and agree that, without limiting anything contained in the Stock Reservation Agreement (including Section 3.1 thereof) and in addition to the provisions contained therein, the failure of the Purchaser to timely pay the First Installment Payment, timely deposit the Additional Escrowed Cash with the Escrow Agent, timely pay the Payment Default Amount, or timely pay the Deposit Payment Penalty Amount (as each such term is defined in the SPA Amendment) shall each be deemed to be a Missed Installment Issuance pursuant to said Section 3.1 and Bollinger and the Company shall in any such case be entitled to the remedies thereunder with respect to a Missed Installment Issuance (including but not limited to having the Transfer Agent issue to the Company such number of the Reserved Shares with a value equal to the cash value of the Missed Installment Issuance). Section 3.1 of the Stock Reservation Agreement is hereby amended in all such ways as may be necessary to give effect to this Section 3. Furthermore, upon confirmation that the Additional Escrowed Cash has been deposited with the Escrow Agent and the First Installment Payment has been paid in accordance with Section 1.3(c) of the SPA, as amended by the SPA Amendment, Purchaser, Bollinger and the Company shall instruct the Transfer Agent under that certain Stock Reservation Agreement, dated as of September 7, 2022 (the “Stock Reservation Agreement”), by and among, the Purchaser, the Company, Bollinger and the Transfer Agent, to eliminate the reservation of the Reserved Shares (as defined in the Stock Reservation Agreement).

4.            Amendment. The parties agree that notwithstanding anything contained in the Stock Reservation Agreement to the contrary, the provisions set forth in this Amendment shall be deemed to be part of the Stock Reservation Agreement and shall supersede any contrary provisions in the Stock Reservation Agreement and prevail and control for all purposes. This Amendment embodies the entire agreement and understanding among the parties hereto in respect of the matters contemplated hereby and supersedes all prior or contemporaneous agreements and understandings of the parties, verbal or written, relating to the subject matter hereof. Except as modified herein, all of the other terms, covenants and conditions of the Stock Reservation Agreement are hereby ratified and affirmed and the same shall remain in full force and effect.

5.            Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. The signatures of the parties to this Amendment may be delivered by facsimile or as an attachment to an email (e.g., as a PDF file) and such delivery is effective delivery of such facsimile or email attachment.

6.            Reference to the Stock Reservation Agreement. On and after the date hereof, each reference in the Stock Reservation Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Stock Reservation Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Stock Reservation Agreement and a reference to the Stock Reservation Agreement in any such instrument or document shall be deemed to be a reference to the Stock Reservation Agreement as amended by this Amendment.

7.            Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Amendment or any of the transactions contemplated by this Amendment: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; and (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

BOLLINGER MOTORS, INC.

By:	/s/ Robert Bollinger
Name: Robert Bollinger
Title: Chief Executive Officer

BOLLINGER

/s/ Robert Bollinger
Robert Bollinger

THE PURCHASER:

MULLEN AUTOMOTIVE, INC.

By:	/s/ David Michery
Name: David Michery
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to the First Amendment to the Stock Reservation Agreement]